Exhibit 99.1

Media Contacts:

Marne Oberg

Analysts International Corporation

(952) 838-2867

Analysts International Corporation Reports 2008 Third Quarter
Financial Results

Company Remains Focused on its Business Transformation Plan

MINNEAPOLIS, MN — October 29, 2008 — Analysts International Corporation (NASDAQ: ANLY), a diversified IT services company, today announced its financial results for the 2008 third quarter which ended on September 27, 2008. Analysts International Corporation reported revenue of $62.6 million for the third quarter of 2008 compared to $93.5 million for the third quarter of 2007. The Company reported a net loss of $0.5 million, or $0.02 per share, for the third quarter of 2008, compared to a net loss of $0.4 million, or $0.02 per share, for the third quarter of 2007. These losses include restructuring, severance and other consulting costs for the third quarters of 2008 and 2007 of $0.3 million, or $0.01 per share, and $0.4 million, or $0.01 per share, respectively.

For the nine months ended September 27, 2008, the Company reported revenue of $227.4 million compared to $271.9 million for the comparable period a year ago. The net loss for the nine months ended September 27, 2008, was $2.6 million, or $0.10 per share, compared to a net loss of $3.2 million, or $0.13 per share, for the comparable period a year ago. These losses include restructuring, severance and other consulting costs for the nine months ended September 27, 2008, and September 29, 2007, of $3.1 million or $0.12 per share and $2.2 million or $0.09 per share, respectively.

“While we remain steadfast in executing our plan to transform AIC into a value-driven IT services company, uncertainty in the economy continues to put pressure on the performance of our business,” said Elmer Baldwin, President and CEO. “In the third quarter of 2008, we saw a reduction in our national accounts and regional staffing business and lower product sales in our solutions business, which were partially offset by higher overall bill rates and lower operating expense.

“As we continue to exit our lowest margin and non-core lines of business, we are shifting our attention to providing more value to our clients,” added Baldwin. “For the third quarter of 2008, solutions-oriented products and services represented approximately 36 percent of our revenue, up from 35 percent for the comparable period a year ago. We are beginning to see signs of improvement in our solutions-oriented and premium staffing lines of business as a result of our shift in focus, resulting in an increase in gross margin as a percentage of revenue. I firmly believe we are on the right track; however, we still have work to do to achieve our sustained profitability objective.”

2008 Third Quarter and Year-to-Date Review

The decrease in revenue in the third quarter and year-to-date 2008 compared to the third quarter and year-to-date 2007, is largely the result of Analysts International’s planned exit from non-core and low-margin lines of business. Early in the third quarter of 2008, the Company sold Symmetry Workforce Solutions, its managed services business, to Comsys and discontinued its staffing relationship with one of its large accounts. Together, business through Symmetry and the large staffing account represented approximately $15 million in quarterly revenue and approximately $0.8 million in quarterly gross margins. Fewer headcount in its staffing business and a decrease in product sales have also contributed to the decrease in revenue. This reduction in revenue has been partially offset by an increase in overall billing rates.

Gross margins were $11.8 million, or 18.8 percent of revenue, for the third quarter of 2008, compared to $14.1 million, or 15.1 percent of revenue, in the third quarter of 2007. Gross margins were $39.4 million, or 17.3 percent of revenue, in the first nine months of 2008 compared to $42.9 million, or 15.8 percent of revenue in the nine months of 2007.  The decrease in gross margin dollars for the quarter corresponds with the third quarter year-over-year decrease in revenue. The increase in gross margins as a percent of revenue reflects the Company’s success in implementing its strategy of increasing its higher-margin, solutions-oriented business and exiting low-margin lines of business.

Selling, administrative and other general expenses declined by $2.3 million in the third quarter of 2008, when compared to the third quarter of 2007, and by $5.1 million for the nine months ended September 27, 2008, when compared to the comparable period of 2007. This is the direct result of the Company’s efforts to reduce costs as part of its business transformation plan and reduced commission expense due to the decrease in business volume.

The Company generated cash from operations of $0.2 million in the third quarter of 2008 compared with a use of $7.1 million in cash in the third quarter of 2007. The Company generated cash from operations of $1.3 million for the nine months ended 2008 compared to a use of $5.1 million in cash for the nine months ended 2007.

Third Quarter Conference Call
Analysts will host a conference call today at 9:00 a.m. CT to discuss third quarter 2008 results. Interested parties may access the call by dialing 1-877-852-6578, or 1-719-325-4842 for international participants, and asking for the Analysts International conference call. Live audio of the conference may also be accessed via the Internet at www.analysts.com, where it will be archived. Interested parties can also hear a replay of the call from 12:00 p.m. CT on October 29, 2008, to 10:59 p.m. CT on November 5, 2008, by calling 1-866-245-6755, or 1-416-915-1035 for international callers, and using access code 240764.

About Analysts International Corporation
Headquartered in Minneapolis, MN, Analysts International Corporation (NASDAQ: ANLY) is a diversified technology services company. With sales and customer support offices in the United States and Canada, AIC provides information technology solutions and staffing services, including: Technology Solutions, which provides network services, infrastructure, application integration, IP telephony and hardware solutions to the middle market; Professional Services, which provides highly-skilled project managers, business analysts, developers and other IT consultants to assist its clients with strategic change; and IT Staffing, which provides best value, best response supply of resources to high-volume clients. For more information, visit www.analysts.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Statements made in this press release or during the conference call referred to herein by the Company or its CEO, Elmer Baldwin, regarding, for instance: (i) management’s belief that the Company will need additional time to become profitable as a result of recent financial turmoil in the U.S. economy; (ii) management’s expectation that the Company will achieve profitability at some point in fiscal year 2009 when business confidence returns and market conditions improve; and (iii) management’s beliefs with respect to the impact of the economic slowdown on the Company’s clients, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed, which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team and involve certain risks and uncertainties, including (i) the risk that management may not fully or successfully implement its business transformation plan in order to achieve profitability in 2009; (ii) the risk that the Company will not be able to exit non-core or less desirable areas of the business in a timely manner or on favorable terms; (iii) prevailing market conditions in the IT services industry, including intense competition for billable technical personnel at competitive rates and strong pricing pressures from many of our largest clients and difficulty in identifying, attracting and retaining qualified billable technical personnel; (iv) potentially incorrect assumptions by management with respect to the recent economic slowdown; and (v) other economic, business, market, financial, competitive and/or regulatory factors affecting the Company’s business generally, including those set forth in the Company’s filings with the SEC.  You are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release and conference call.

(Financials follow)

Analysts International Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Professional services revenue:
Provided directly	$50,116	$59,938	$169,018	$183,275
Provided through subsuppliers	2,891	13,709	31,217	44,651
Product sales	9,610	19,898	27,175	43,975
Total revenue	62,617	93,545	227,410	271,901

Cost of goods and services sold:
Cost of services provided directly	39,167	47,936	133,275	146,372
Cost of services provided through subsuppliers	2,796	13,181	30,100	42,881
Cost of product sales	8,899	18,289	24,682	39,784
Total cost of goods and services sold	50,862	79,406	188,057	229,037

Gross margin	11,755	14,139	39,353	42,864

Expenses:
Selling, administrative and other operating costs	11,780	14,105	38,409	43,478
Restructuring, severance and other related costs	291	337	2,659	1,759
Amortization of intangible assets	235	266	793	799

Operating loss	(551)	(569)	(2,508)	(3,172)

Non-operating income	27	227	97	251
Interest expense	(8)	(100)	(143)	(243)

Loss before income taxes	(532)	(442)	(2,554)	(3,164)

Income tax expense	6	6	15	34

Net loss	$(538)	$(448)	$(2,569)	$(3,198)

Per common share:
Basic loss	$(0.02)	$(0.02)	$(0.10)	$(0.13)
Diluted loss	$(0.02)	$(0.02)	$(0.10)	$(0.13)

Average common shares outstanding	24,913	25,056	24,913	24,917
Average common and common equivalent shares outstanding	24,913	25,056	24,913	24,917

Analysts International Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	September 27, 2008	December 29, 2007
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$86	$91
Accounts receivable, less allowance for doubtful accounts	51,110	66,074
Other current assets	1,551	2,101
Total current assets	52,747	68,266

Property and equipment, net	2,978	2,711
Other assets, net	13,218	14,294
Total assets	$68,943	$85,271

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$20,667	$27,780
Salaries and vacations	3,971	6,885
Line of credit	1,466	1,587
Deferred revenue	1,087	1,943
Restructuring accrual, current portion	369	1,900
Self-insured health care reserves and other amounts	1,244	1,516
Deferred compensation	438	1,868
Total current liabilities	29,242	43,479

Non-current liabilities:
Deferred compensation	933	927
Restructuring accrual	71	138
Other liabilities	842	692
Shareholders’ equity	37,855	40,035
Total liabilities and shareholders’ equity	$68,943	$85,271

Analysts International Corporation

Reconciliation of non-GAAP Financial Measures

(in thousands)

	Three Months Ended		Nine Months Ended
	Sept. 27, 2008	Sept.29, 2007	Sept.27, 2008	Sept.29, 2007
Net loss as reported	$(538)	$(448)	$(2,569)	$(3,198)
Plus:
Return of common stock	—	(198)	—	(198)
Restructuring, severance and other related costs	291	337	2,659	1,759
Other consulting costs	15	28	421	409

Income (Loss) before special charges	(232)	(281)	511	(1,228)

Stock based compensation expense	129	27	389	805
Depreciation	380	391	1,183	1,283
Amortization	235	266	793	799
Non-operating (income) expense	(19)	71	46	190
Income tax expense	6	6	15	34

Adjusted EBITDA*	$499	$480	$2,937	$1,883

* Non-GAAP Financial Information

In evaluating the Company’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance. Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, special charges and other gains and losses that are not related to the Company’s operations. This measure is an essential component of the Company’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of certain non-cash items, special charges and other gains and losses. Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which the Company’s operating managers are responsible. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

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